UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: March 23, 2006
DOLE FOOD COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-4455 (Commission File Number)	99-0035300 (IRS Employer Identification No.)
One Dole Drive
Westlake Village, California 91362
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (818) 879-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Section 8. Other Events
Item 8.01. Other Events
     On March 23, 2006, Dole Food Company, Inc. (“Dole” or the “Company”) will be providing certain information concerning Dole’s fiscal year 2005 results to lenders and potential lenders under Dole’s amended and restated credit agreement in connection with proposed amendments thereto. The following information reflects the information that Dole will be providing to the lenders. Dole, as a voluntary filer, is not subject to Regulation FD and accordingly this information is filed under Item 8.01.
Selected Financial Results

	2005	2004
	(in millions)
Revenues, net	$5,870.6	$5,316.2
Operating income	$225.2	$317.0
Net income	$46.0	$134.4
Reconciliation of net income to EBIT and EBITDA:

	2005	2004
	(in millions)
Net income	$46.0	$134.4
Income from discontinued operations, net of income tax expense	(2.0)	¯
Interest expense	142.7	152.7
Income tax expense	42.6	25.5

EBIT	229.3	312.6
Depreciation and amortization	149.8	145.0

EBITDA	$379.1	$457.6

     Dole’s management evaluates and monitors performance for Dole and each of its operating segments primarily through earnings before interest expense and income taxes (“EBIT”). In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies, and because certain debt covenants on Dole’s outstanding debt are tied to EBITDA. EBIT is calculated by adding income taxes and interest expense to net income. In 2005, EBIT is calculated by adding income taxes, interest expense, and income from discontinued operations, net of income tax expense, to net income. EBITDA is calculated by adding income taxes, interest expense and depreciation and amortization to net income. EBIT and EBITDA are not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income and other consolidated income statement data prepared in accordance with GAAP or as a measure of Dole’s profitability. Additionally, Dole’s computation of EBIT and EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT and EBITDA in the same fashion. A reconciliation of net income to EBIT and EBITDA is provided in the table above.
Revenues
     For the year ended December 31, 2005, revenues increased 10% to $5.9 billion from $5.3 billion in the prior year. The most significant revenue drivers were the acquisitions of Coastal Berry Company, LLC (renamed Dole Berry Company, LLC) during the fourth quarter of 2004 and Wood Holdings, Inc. (renamed Dole Packaged Frozen Foods, Inc) during the second quarter of 2004. These acquisitions increased 2005 revenues by approximately $130 million and $76 million, respectively, over revenues reported in 2004. Revenues also benefited from higher worldwide sales of fresh fruit, primarily for bananas and pineapples. Sales of fresh fruit also increased due to higher revenues in the Company’s European ripening and distribution operations. In addition, revenues benefited from higher sales of packaged salads and packaged foods products, primarily for FRUIT BOWLS®, canned pineapple and fruit in plastic jars. These increases were partially offset by lower deciduous sales in North America and Asia and lower citrus sales in Asia.
EBIT and EBITDA
     For the year ended December 31, 2005, EBIT decreased to $229.3 million from $312.6 million in 2004. The decrease was primarily attributable to higher production costs, higher shipping and distribution costs and an increase in selling and marketing expenses. Higher production costs were driven by significantly higher commodity costs, particularly for fuel and containerboard. These factors were partially offset by higher European banana earnings and higher sales volumes and pricing in the packaged foods business. EBIT comparisons for 2005 with 2004 were also impacted by an employee-related restructuring charge of $8.8 million in Ecuador recorded in 2004. For the full year 2005, EBITDA totaled $379.1 million compared to $457.6 million for 2004. EBITDA decreased primarily due to the same factors that impacted EBIT. See the paragraph above, following the table reconciling net income to EBIT and EBITDA, for important information concerning the use of EBIT and EBITDA, which are non-GAAP measures.
Interest Expense
     Interest expense in 2005 was $142.7 million compared to $152.7 million in 2004. This decrease was primarily related to lower overall effective borrowing rates that resulted from the Company’s refinancing and bond tender transactions during the second quarter of 2005.
Capital Expenditures
     Cash used for capital expenditures for 2005 was $131.5 million compared to $101.7 million in 2004.
Results of Significant Reporting Segments

	2005	2004
	(in millions)
Revenues from external customers
Fresh fruit	$3,717.0	$3,535.7
Fresh vegetables	1,083.2	887.4
Packaged foods	854.2	691.8
Fresh-cut flowers	171.3	169.8
Other operating segments	44.9	31.5

	$5,870.6	$5,316.2

	2005	2004
	(in millions)
EBIT
Fresh fruit	$205.2	$257.9
Fresh vegetables	11.4	58.6
Packaged foods	87.5	64.2
Fresh-cut flowers	(5.1)	1.9
Other operating segments	0.6	0.3

Total operating segments	299.6	382.9
Corporate	(70.3)	(70.3)

Total EBIT	$229.3	$312.6

	2005	2004
	(in millions)
Depreciation and amortization
Fresh fruit	$94.5	$91.5
Fresh vegetables	15.6	14.8
Packaged foods	30.7	26.0
Fresh-cut flowers	4.6	5.8
Other operating segments	0.7	0.6
Corporate	3.7	6.3

Total depreciation and amortization	$149.8	$145.0

Selected Balance Sheet Data

	December 31,	January 1,
	2005	2005
	(in millions)
Cash and cash equivalents	$48.8	$79.2
Receivables, net of allowances	$637.6	$618.0
Inventories	$623.5	$508.9
Prepaid expenses	$58.9	$63.7
Total assets	$4,408.1	$4,321.6
Accounts payable	$411.5	$400.1
Accrued liabilities	$431.0	$447.9
Total debt	$2,027.3	$1,868.9
Total liabilities	$3,789.4	$3,643.7
Total shareholders’ equity	$618.7	$677.9
Subsequent Event: In the first quarter of 2006, the commercial relationship substantially ended between Dole’s wholly owned subsidiary, Saba Trading AB (“Saba”), and Saba’s largest customer. Saba is a leading importer and distributor of fruit, vegetables and flowers in Scandinavia. Saba’s financial results are included in Dole’s fresh fruit reporting segment. Other than the expected charges described below, the loss of this customer’s business is not expected to be material to Dole’s ongoing earnings. In connection with this recent event, Dole plans on restructuring certain lines of Saba’s business and expects to incur related charges, both in the first quarter of 2006 and in subsequent fiscal quarters. These charges are currently estimated at approximately $18 million in the aggregate. However, the timing and exact amount of the charges are yet to be determined.
This Form 8-K contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dole Food Company, Inc. Registrant
March 23, 2006	By:	/s/ JOSEPH S. TESORIERO
Joseph S. Tesoriero
Vice President and Chief Financial Officer